Exhibit 10.39

LETTER AGREEMENT WITH MICHAEL J. MURRY DATED DECEMBER 6, 2002

[LOGO] [Catalytica Energy Systems]	1388 N. Tech Blvd. Gilbert, AZ 85233 480.556.5555 Tel 480.315.3745 Fax www.CatalyticaEnergy.com

November 25, 2002

Mr. Michael Murry

No. 18-157715 34th Av

Surrey, BC, CANADA

Dear Mike:

On behalf of our Board of Directors I am very pleased to offer you the position of President and Chief Executive Officer of Catalytica Energy Systems, Inc., and membership on the CESI Board. This is an exciting time in the life of CESI, and we are confident that your background and skills will contribute to our company’s success.

Compensation

Your base salary will be $20,833.33 per month, which annualizes to $250,000, and an opportunity for a performance based bonus equal to 100% of this base as follows: an annual cash bonus opportunity of 50.0% of your base salary and an annual option bonus opportunity of 50% of your base salary. Performance measures will include increase in stock price, and the accomplishment of financial and business goals.

Initial Option Grant

As part of your hiring agreement, you will be granted options in the amount of 500,000 shares of CESI. This options vest over 4 years. Your options will be issued shortly after your hire date and will be priced based on the market price on that day.

Change of Control Protection

You will be provided Change of Control benefits consistent with the plan in place for CESI executives. The plan provides for 2 years salary, bonus and benefits and vesting of options if terminated, or if the scope of your position’s responsibility is changes substantially, within 2 years of a Change of Control.

Severance Protection

If you are terminated without “cause”, you will be provided severance benefits of 12 months base salary and health benefit continuation.

Relocation

Consistent with the Company’s relocation practice, Catalytica will pay all costs associated with relocation of household. In addition, the Company will pay for apartment rental for a reasonable period required to secure a permanent residence.

Benefits

Effective upon your date of hire, you and your eligible dependents will be covered under the CESI health (medical, dental, vision and prescription drugs), long term disability, life insurance and Employee Stock Purchase plans. In addition starting the first of the month after you have completed three months service, you will be eligible to participate in the 401(k) retirement plan that includes a 60% match (up to 6% of your eligible contribution). You will be eligible for 4 weeks paid vacation, 11 holidays and sick time earned on an accrual basis from your date of hire.

Mike, we look forward to you becoming a key member of our executive team, and to help us build the CESI future.

Sincerely yours,

/s/ Ricardo B. Levy
Ricardo B. Levy

P.S. We have a drug screening policy for all potential new employees. We would appreciate you undertaking a pre-employment drug-screening test. Please contact Regina Machado at (650) 940-6323 to make the appropriate arrangements.

I accept the offer of employment with Catalytica Energy Systems Inc., described in this letter. I understand that this letter is not a contract of employment

/s/ Michael J. Murry	December 6, 2002
Michael J. Murry	Date